SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549



                                    FORM 8-K



                                 CURRENT REPORT


                     Pursuant to Section 13 of 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): December 1, 1997



                      FORTUNE NATURAL RESOURCES CORPORATION
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)



         Delaware                    1-12334                  95-4114732
(State or other jurisdiction       (Commission               (IRS Employer
     of incorporation)             File Number)           Identification No.)



               515 W. Greens Road, Suite 720, Houston, Texas 77067
               ---------------------------------------------------
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (281) 872-1170 Registrant's telecopier number, including area code: (281) 872-1213



                                       N/A
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)



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ITEM 5.  OTHER EVENTS

         On October 14, 1997, Fortune Natural Resources Corporation ("Fortune" or "the Company") commenced a private placement of up to $4.5 million of 12% Convertible Subordinated Notes due December 31, 2007 (the "Notes"). The private placement closed on December 1, 1997. An aggregate of $3,225,000 principal amount of Notes was sold, and the Company received $2,815,000 of net proceeds after offering expenses and commissions.

         The Notes are convertible into the Company's Common Stock at a conversion price of $3.00 per share, subject to adjustment. The Notes are convertible by the holders after May 1, 1999, subject to a one-time option by the holders to convert at a lower conversion price prior to that date in the event that the Company sells shares of its Common Stock at a price below the conversion price. The Notes are redeemable by the Company after May 1, 1999, at a premium that reduces monthly from 10% to zero over an 18-month period. Any such premium on redemption is waived in the event that the Company's Common Stock price averages at least $4.50 per share for 30 consecutive trading days. The holders of the Notes will be entitled to receive additional shares upon conversion in the event that the Company's Common Stock price averages less than the conversion price for a certain period prior to May 1, 1999. The Notes are subordinate to all of the Company's secured debt, including the credit facility with Credit Lyonnais. The Notes bear interest at a rate of 12% per year, payable quarterly.

         The net proceeds of the private placement are being used to refinance existing debt and for general corporate purposes. On December 5, 1997, the Company redeemed the remaining outstanding balance of $1,028,000 of the Company's Debentures due December 31, 1997. In addition, $315,000 of net proceeds were used to reduce the borrowings under the Company's credit facility with Credit Lyonnais. At the date hereof, the outstanding principal balance of the credit facility is $550,000.

         The Notes were sold under a placement agreement with J. Robbins Securities, L.L.C. (the "Placement Agent"). The Placement Agent received a ten percent sales commission, a three percent non-accountable expense allowance, and warrants to purchase 89,583 shares of Common Stock. The warrants are exercisable over a five-year period at $3.60 per share. Barry W. Blank, a beneficial owner of more than five percent of the Company's Common Stock, is a branch manager for the Placement Agent and marketed substantially the entire private placement. As such, Mr. Blank earned approximately 50% of the fees and commissions paid to the Placement Agent for the Notes sold by him and 20% of the warrants to be issued to the Placement Agent. A trust established by and, under certain circumstances, for the benefit of Mr. Blank acquired $500,000 of the Notes and Mr. Blank's mother acquired $50,000 of Notes. Mr. Blank disclaims beneficial ownership of the Notes purchased by his mother. Barry Feiner, a director of the Company, acted as outside counsel for the Placement Agent in connection with the private placement and earned $32,250 in legal fees from the Placement Agent. Mr.
Feiner's wife acquired $50,000 in Notes for which Mr. Feiner disclaims beneficial ownership. Mr. Feiner recused himself from voting on all Company board of director matters associated with the private placement.

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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a) Financial Statements.  Not applicable.

         (b) Pro forma financial information. Not applicable.

         (c) Exhibits.

             Exhibit No.     Description
             -----------     -----------

                 1.1*        Placement    Agent    Agreement    between
                             Registrant  and  J.  Robbins   Securities,
                             L.L.C., including amendments thereto.
                 4.1*        Form of Note between  Registrant and holders of
                             12% Convertible  Subordinated Notes.
                 4.2*        Form of Placement Agent Warrant Agreement between
                             Registrant and J. Robbins Securities, L.L.C.
                10.1* Amendment dated November 3, 1997 to Credit Agreement between Registrant and Credit
                             Lyonnais   New  York  Branch  and  Certain
                             Lenders.
                10.2*        Form   of   Subscription   Agreement   and
                             Investment   Letter  in  connection   with
                             private   placement  of  12%  Subordinated
                             Convertible Notes due December 31, 2007.


*Previously filed with Form 10-Q for period ending 9/30/97.


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                                    SIGNATURE


         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      FORTUNE NATURAL RESOURCES  CORPORATION



                                      By: /s/ Tyrone J. Fairbanks
                                          --------------------------------------
                                          Tyrone J. Fairbanks
                                          President and Chief Executive Officer



Date:  December 15, 1997


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